                                                                Exhibit 99.1
For Immediate Release
---------------------
February 19, 2004


               NORDSTROM FOURTH QUARTER EARNINGS INCREASE 74 PERCENT
               -----------------------------------------------------
   SEATTLE - February 19, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $104.3 million, or $0.74 per diluted share, for the fourth quarter of 2003, which ended January 31, 2004. For the same period last year, net earnings and earnings per diluted share were $60.0 million and $0.44, respectively.
   On a comparable 4-5-4 basis, total sales for the fourth quarter of 2003 increased 12.0 percent, to $1.9 billion, compared to sales of $1.7 billion in the same period last year. Fourth quarter 2003 same-store sales increased 8.5 percent.

FOURTH QUARTER HIGHLIGHTS
   The company's key strategic initiatives continue to generate operating improvements, resulting in a 74 percent increase in fourth quarter earnings compared to the prior year.

    - Same-store sales increased 8.5 percent; better than the company's plan of a two to four percent increase.

    - Gross profit improved 350 basis points, driven by strong sell through and significant improvement in markdowns.

    - Selling, general and administrative expenses increased 50 basis points as a result of higher than expected performance based incentive compensation expense. All other expense components continue to trend favorably, collectively improving 100 basis points.

FULL YEAR RESULTS
   Fiscal 2003 net earnings and earnings per share for the period ended
January 31,2004, were $242.8 million and $1.76, respectively, compared to net earnings and earnings per share of $90.2 million and $0.66 for the same period in fiscal 2002. Excluding $71.0 million (net of tax) in non-recurring and impairment charges (1),fiscal 2002 net earnings and earnings per diluted share were $161.3 million and $1.19, respectively.
   2003 earnings increased 51 percent over 2002, excluding non-recurring and impairment charges, reflecting continuing improvement in all key areas of the business. Ongoing refinement of the merchandise assortments, coupled with better disciplines in inventory planning and control, have resulted in stores having more of the right merchandise. The company saw the strongest comp-store sales and gross margin performance in ten years, and expenses improved on a percent to sales basis for the third consecutive year.

   On a comparable 4-5-4 basis, 2003 total sales of $6.5 billion increased
8.6 percent from the same period in 2002.  Full year same-store sales increased
4.3 percent.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      QTD 2003  QTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP          91        92
                 GAAP Sales    $1,932.5  $1,750.6          $181.9            10.4%          7.0%
  Less Nov. 1-2, 2002 sales          --    ($43.7)
  Plus Feb. 1, 2003 sales            --     $18.2
       Reported 4-5-4 sales    $1,932.5  $1,725.1          $207.4            12.0%          8.5%
                               ========  ========
        4-5-4 Adjusted Days          91        91

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)       FY 2003   FY 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         365       365
                 GAAP Sales    $6,491.7  $5,975.1          $516.6             8.6%          4.1%
          Less Feb. 1, 2003      ($18.2)        -
  Less Feb. 1-2, 2002 sales          --    ($30.9)
  Plus Feb. 1, 2003 sales            --     $18.2
       Reported 4-5-4 sales    $6,473.5  $5,962.4          $511.1             8.6%          4.3%
                               ========  ========
        4-5-4 Adjusted Days         364       364

EXPANSION UPDATE
   During fiscal 2003 Nordstrom opened four full-line stores and two Rack stores. Gross square footage for the year increased approximately 4.0 percent, from 18,428,000 to 19,138,000.

2004 OUTLOOK
  The company is providing the following 2004 forecasts:

                                                 1st Quarter 2004         Full-Year 2004
                                                 ----------------         --------------
   Comp-store Sales                              4%-6% increase            1%-3% increase
   Gross Profit (%)                              Significant improvement   30-50 basis point increase
   Selling, General and
      Administrative Expense (%)                 Moderate improvement      50-70 basis point decrease
   Service Charge Income                         $3-$5 million increase    $7-$9 million increase
   Interest Expense (see note below)             $16-$18 million increase  $11-$13 million decrease
   Effective Tax Rate                            39%                       39%
   Earnings per Share                            $0.23 - $0.28             $2.02 - $2.08
   Diluted Shares Outstanding                    Approx. 142 million       Approx. 143 million
   Prior Year Diluted EPS                        $0.20                     $1.76

Note: First quarter projections include a $16 to $18 million increase in Interest expense related to the previously announced debt retirement scheduled to take place during the first quarter. This additional expense will lower first quarter earnings per share approximately $0.08. This debt retirement will lower future interest expense resulting in approximately $0.02 of earnings benefit in each subsequent quarter.

CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss fourth quarter results at 4:30pm (EST) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 800-839-4519. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version
--------------------------------------------------------
of the webcast will be available at this location for 30 days.
      Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 148 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 92 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail
                       ------------------------
catalogs.

             Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                  NORDSTROM, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS - 4th Quarter
                  -------------------------------------------------
    (unaudited;  amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       1/31/04     indicated)    1/31/03      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,932,549       100.0     $1,750,586       100.0
Cost of sales and related buying
  & occupancy                       (1,221,988)      (63.2)    (1,167,682)      (66.7)
                                     ---------                  ---------
Gross profit                           710,561        36.8        582,904        33.3
Selling, general and administrative
   expenses                           (562,407)      (29.1)      (500,461)      (28.6)
                                      --------                   --------
Operating income                       148,154         7.7         82,443         4.7
Interest expense, net                  (17,909)       (0.9)       (21,435)       (1.2)
Service charge income
   and other, net                       40,801         2.1         37,326         2.1
                                      --------                   --------
Earnings before income taxes           171,046         8.9         98,334         5.6
Income tax expense                     (66,700)      (39.0)(2)    (38,300)      (38.9)(2)
                                      --------                   --------
Net earnings                          $104,346         5.4        $60,034         3.4
                                      ========                   ========
Earnings per share
     Basic                             $ 0.76                     $ 0.44
     Diluted                           $ 0.74                     $ 0.44

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                            137,599                    135,438
     Diluted                          140,690                    135,838


                                 NORDSTROM, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS - Full Year
                  -----------------------------------------------
     (unaudited;  amounts in thousands, except per share data and percentages)

                                         Year-to-Date    % of sales   Year-to-Date     % of sales
                                                ended    (except as          ended     (except as
                                              1/31/04     indicated)       1/31/03     indicated)
                                               ------     ---------       --------      ---------
Net sales                                   $6,491,673       100.0       $5,975,076       100.0
Cost of sales and related buying
  & occupancy                               (4,213,955)      (64.9)      (3,966,959)      (66.4)
                                            ----------                   ----------
Gross profit                                 2,277,718        35.1        2,008,117        33.6
Selling, general and administrative
   expenses                                 (1,943,715)      (30.0)      (1,818,381)      (30.4)
                                            ----------                     --------
Operating income                               334,003         5.1          189,736         3.2
Interest expense, net                          (90,952)       (1.4)         (81,921)       (1.4)
Minority interest purchase                           -          -           (53,168)       (0.9)
Service charge income
   and other, net                              155,090         2.4          140,977         2.4
                                               -------                     --------
Earnings before income taxes and
   cumulative effect of accounting change      398,141         6.1          195,624         3.3

Income tax expense                            (155,300)      (39.0)(2)      (92,041)      (47.0)(2)
                                              --------                     --------
Earnings before cumulative effect of
   accounting change                           242,841         3.7          103,583         1.7
Cumulative effect of accounting
   change (net of $8,541 tax)                        -          -           (13,359)       (0.2)
                                              --------                     --------
Net earnings                                  $242,841         3.7          $90,224         1.5
                                              ========                     ========
Earnings per share
       Basic                                     $1.78                       $ 0.67
       Diluted                                   $1.76                       $ 0.66

ADDITIONAL DATA
---------------
Average number of shares outstanding

       Basic                                   136,329                      135,107
       Diluted                                 137,739                      135,724

Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Shasha Richardson, 206-373-3038

(1) Prior year-to-date net earnings excluding non-recurring and impairment charges is the sum of net earnings of $90,224, the cumulative effect of accounting change of $13,359 (net of tax), non-recurring minority interest purchase and reintegration costs of $48,184 (net of tax) and the write-down of the investment in a supply chain tool of $9,498 (net of tax).

(2) Percent of earnings before income taxes. For quarter-to-date and year-to-date 2003, income tax expense as a percent of earnings before income taxes is higher than Nordstrom's effective tax rate as the Company did not recognize a tax benefit from certain costs related to the minority interest purchase.